Exhibit 99.1

(Formerly Silicon Valley Bancshares)

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PST)	Contact:
April 27, 2006	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2006 FIRST QUARTER FINANCIAL RESULTS

Average Loan Growth and Higher Loan Yield Drive Increase in Net Interest Income
Adoption of SFAS 123(R) Increases Compensation Expense by $4.4 Million

SANTA CLARA, Calif. — April 27, 2006 — SVB Financial Group, today announced earnings per diluted common share (EPS) of $0.58 for the first quarter of 2006 compared to EPS of $0.67 for the fourth quarter of 2005. EPS were $0.59 for the first quarter of 2005.

Consolidated net income totaled $22.3 million for the quarter ended March 31, 2006, a decrease of $3.3 million or 13.2 percent from $25.6 million for the fourth quarter of 2005. Consolidated net income for the first quarter of 2006 decreased by $0.6 million compared to consolidated net income of $22.9 million for the first quarter of 2005. Compensation and benefits expense, a component of noninterest expense, included $5.9 million in share-based compensation expense in the first quarter of 2006. Additionally, noninterest income in the first quarter of 2006 included a $2.9 million negative change in fair value for an economic hedge related to the Company’s fixed-to-variable interest rate swap agreement.

The Company adopted SFAS 123(R) Share-Based Payment, on January 1, 2006 using the modified prospective method. SFAS 123(R) requires the Company to measure all employee share-based compensation awards using a fair value based method, estimate award forfeitures, and record such expense in its consolidated statements of income. Consolidated net income for the first quarter of 2006 includes $5.9 million (pre-tax) in share-based payment expense. This expense for the first quarter of 2006 included $4.4 million in stock option and employee stock purchase plan expense related to the adoption of SFAS 123(R) and $1.5 million in other share-based payment expense. Other share-based payment expense, such as restricted stock awards and non-employee stock options, totaled $1.7 million for the fourth quarter of 2005 and $1.2 million for the first quarter of 2005. The Company has not reflected employee stock option and employee stock purchase plan expenses in consolidated net income in fiscal periods prior to 2006. The Company recorded a cumulative effect of a change in accounting principle, net of tax, related to the adoption of SFAS 123 (R) of $0.2 million in the first quarter of 2006.

First Quarter Highlights

•                  Net interest margin increased to 7.25 percent in the first quarter of 2006 from 6.78 percent in the fourth quarter of 2005. This increase was largely driven by an increase in yield on interest-earning assets which resulted from an increase in average loans from the fourth quarter. The increase in average loans was partially funded by a decrease in average investment securities. Yield on the Company’s loan portfolio rose to 10.07 percent for first quarter of 2006 from 9.60 percent in the fourth quarter of 2005, primarily due to recent increases in short-term market interest rates.

•                  Net interest income increased by $2.9 million to $83.9 million in the first quarter of 2006 from $81.0 million in the fourth quarter of 2005. The rise in net interest income was primarily attributable to average loan growth and higher loan yields, partially offset by a slight increase in interest expense related to an increase in other borrowings.

•                  Quarterly average loans at $2.7 billion in the first quarter of 2006 were 2.8 percent higher than for the fourth quarter of 2005, and represented the highest quarterly average in the Company’s history.

•                  Client investment funds invested through SVB Financial Group and maintained at third party financial institutions increased to $16.4 billion at March 31, 2006, from $15.0 billion at December 31, 2005.

•                  The Company recorded a recovery of provision for loan losses of $2.5 million in the first quarter of 2006, compared to a provision for loan losses of $1.8 million in the fourth quarter of 2005. In the first quarter of 2006, the Company experienced a net recovery comprising approximately $3.0 million in gross recoveries and $1.4 million in gross charge-offs.  This compares to gross recoveries of $2.0 million and gross charge-offs of $1.9 million in the fourth quarter of 2005.

•                  Nonperforming loans (NPLs) were 0.14 percent of total gross loans at March 31, 2006, down from 0.26 percent at December 31, 2005. The allowance for loan losses was at 1.30 percent of gross loans at March 31, 2006 compared to 1.28 percent at December 31, 2005.

“These outstanding results are more evidence that our strategy of industry focus, product diversification and global reach is the right one, and that we’re implementing it effectively,” said Kenneth P. Wilcox, president and chief executive officer of SVB Financial Group.  “The hard work we’re doing to refine our cross-selling efforts, strengthen our infrastructure and improve internal controls is continuing to pay off in meaningful growth and improving operating efficiencies.”

Selected First Quarter Financial Results

	For the three months ended			% Change	% Change
(Dollars in millions, except per share amounts)	March 31, 2006	December 31, 2005	March 31, 2005	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

EPS (Diluted)	$0.58	$0.67	$0.59	(13.4)%	(1.7)%
Net Income	22.3	25.6	22.9	(13.2)	(2.9)
Average Total Assets	5,264.8	5,303.6	5,131.9	(0.7)	2.6
Return on Average Assets (1)	1.72%	1.92%	1.81%
Return on Average Equity (1)	15.77	18.31	17.17)

(1) Quarterly ratios represent annualized consolidated net income divided by quarterly average assets/equity.

Average Assets, Deposits and Overnight Borrowings

     Quarterly average assets were $5.3 billion for the first quarter of 2006 and fourth quarter of 2005 and $5.1 billion in the first quarter of 2005. The mix of average interest-earning assets changed between the first quarter of 2006 and fourth quarter of 2005. Average loans increased, largely funded by maturities of certain investment securities.

     Quarterly average loan balances, net of unearned income increased by $71.5 million to $2.7 billion in the first quarter of 2006 from $2.6 billion in the fourth quarter of 2005. The majority of the increase was in average commercial loans.

Quarterly average investment securities for the first quarter of 2006 decreased by $86.0 million from the fourth quarter of 2005. Quarterly average investment securities represented approximately 35.2 percent of total average assets in the first quarter of 2006, compared to 36.6 percent of total average assets in the fourth quarter of 2005, and 38.4 percent of total average assets in the first quarter of 2005.

     Quarterly average deposit balances decreased by $75.5 million to $4.1 billion in the first quarter of 2006 from $4.1 billion in the fourth quarter of 2005. The average noninterest-bearing demand deposit balance per client was $271.1 thousand at March 31, 2006, versus $270.6 thousand at December 31, 2005, and $272.4 thousand at March 31, 2005.

     Quarterly average overnight borrowings increased by $12.5 million to $192.3 million in the first quarter of 2006 from $179.8 million in the fourth quarter of 2005.

Period-End Assets and Deposits

     Total assets of $5.4 billion at March 31, 2006, were down $95.4 million from December 31, 2005, and up $376.2 million from March 31, 2005. Loans, net of unearned income, decreased by $85.4 million to $2.8 billion at March 31, 2006, from the balance at December 31, 2005, and were up $418.4 million from $2.3 billion at March 31, 2005. Additionally, the Company’s initiative to repurchase its common stock, for a total cost of $25.8 million during the first quarter of 2006 contributed to the decrease in total assets.

     Period-end total deposits of $4.1 billion at March 31, 2006 were down $104.2 million from the balance at December 31, 2005, and down $7.8 million from $4.2 billion at March 31, 2005.

The ratio of loans, net of unearned income-to-deposits was 66.48 percent as of March 31, 2006 compared to 66.86 percent as of December 31, 2005.

 Net Interest Income

     Net interest income of $83.9 million in the first quarter of 2006 increased by $2.9 million or 3.5 percent, from $81.0 million in the fourth quarter of 2005, and increased $14.8 million or 21.3 percent, from $69.1 million in the first quarter of 2005. The increase in the first quarter as compared to the fourth quarter was primarily due to a $3.5 million increase in income from the loan portfolio, which was driven by a $71.5 million increase in total average loans, combined with increases in loan yields. On February 1, 2006 and March 29, 2006, SVB Financial Group increased its prime lending rate, each time by 25 basis points, bringing its prime rate to 7.75 percent. As of March 31, 2006, approximately 72.1 percent, or $1.98 billion of the Company’s outstanding loans, were variable-rate loans and would reprice with an increase in the Company’s prime lending rate.

Net Interest Margin

     The net interest margin rose to 7.25 percent in the first quarter of 2006, compared to 6.78 percent in the fourth quarter of 2005. This increase was largely due to an increase in yield on interest-earning assets, attributable to loan growth, which enhanced the mix of interest-earning assets. The yield on the loan portfolio, net of unearned income rose to 10.07 percent for the first quarter of 2006 from 9.60 percent for the fourth quarter of 2005 largely due to recent increases in short-term market interest rates.

				% Change	% Change
				Current	Current
	For the three months ended			Quarter /	Quarter /
(Dollars in millions)	March 31, 2006	December 31, 2005	March 31, 2005	Prior Quarter	Prior Year Quarter

Average Loans, Net of Unearned Income	$2,663.4	$2,592.0	$2.172.9	2.8%	22.6%
Average Investment Securities	1,855.7	1,941.8	1,970.8	(4.4)	(5.8)
Average Deposits	4,061.6	4,137.0	4,197.1	(1.8)	(3.2)
Average Overnight Borrowings	192.3	179.8	—	6.9	—
Fully Taxable Equivalent:
Net Interest Income	84.3	81.5	69.7	3.5	21.0
Net Interest Margin	7.25%	6.78%	6.12%	6.9	18.5
Period End Prime Rate	7.75	7.25	5.75	6.9	34.8

Noninterest Income

     Noninterest income of $23.4 million in the first quarter of 2006 decreased by $13.4 million or 36.4 percent, from $36.8 million in the fourth quarter of 2005 and decreased by $2.0 million or 7.8 percent, from $25.4 million in the first quarter of 2005. The decline from the fourth quarter of 2005 to the first quarter of 2006 is primarily attributable to a $5.9 million decrease in net gains on derivatives, a $4.9 million decrease in corporate finance fees and a $3.0 million decrease in net gains on investment securities.

Gains on Derivatives

				% Change	% Change
	For the three months ended			Current	Current
(Dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005	Quarter / Prior Quarter	Quarter / Prior Year Quarter

Foreign exchange forwards (1)	$5,305	$4,995	$4,819	6.2%	10.1%
Foreign exchange forwards (2)	(533)	46	—	(1,258.7)	—
Total gains on foreign exchange forwards	4,772	5,041	4,819	(5.3)	(1.0)

Change in fair value interest rate swap	(2,871)	—	—	—	—

Equity warrant assets change in fair value:
Cancellations and expirations	(754)	(716)	(138)	5.3	446.4
Other changes in fair value	606	3,372	(655)	(82.0)	(192.5)
Total (losses) gains on equity warrant assets	(148)	2,656	(793)	(105.6)	(81.3)
Total gains on derivatives instruments, net	$1,753	$7,697	$4,026	(77.2)	(56.5)

(1)     Represents the income differential between foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with clients and opposite way foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with correspondent banks. See Note 13 “Derivative Financial Instruments” under Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(2)     Represents change in fair value of foreign exchange forward contracts with correspondent banks to economically reduce foreign exchange exposure risk related to certain foreign currency denominated loans.

Impact of Derivative Equity Warrant Assets on Income before Income Taxes

     Loan yield in the first quarter of 2006 included $1.6 million from accretion of gross warrant loan fees, compared to $1.3 million in the fourth quarter of 2005. Net (losses) gains on derivative equity warrant assets totaled $0.1 million in losses in the first quarter of 2006 compared to $2.7 million in gains in the fourth quarter of 2005. The nature of the derivative equity warrant assets gains and losses are described in a table above. Net gains (losses) on investment securities in the first quarter of 2006 included a net gain of $0.6 million as compared to $0.1 million in losses in the fourth quarter of 2005 related to the sale of equity securities obtained from the exercise of warrants. As of March 31, 2006, the Company directly held 1,795 warrants in 1,248 companies.

Client Investment Fees

	For the three months ended
(Dollars in millions)	March 31, 2006	December 31, 2005	March 31, 2005

Client Investment Fees	$9.6	$9.4	$7.4

Client Investment Funds and Deposits

(Dollars in millions)	At March 31, 2006	At December 31, 2005	At March 31, 2005
Client Investment Funds (1):
Client Directed Investment Assets	$10,093.8	$8,863.4	$7,452.0
Sweep Money Market Funds	2,183.2	2,247.4	1,355.5
Client Investment Assets Under Management	4,091.6	3,856.7	2,917.7
Total Client Investment Funds	16,368.6	14,967.5	11,725.2

Deposits:
Noninterest-Bearing Demand	2,998.2	2,934.3	2,642.6
Negotiable Order of Withdrawal (NOW)	38.1	39.6	29.3
Money Market	795.2	961.0	1,191.5
Time	317.0	317.8	292.9
Total Deposits	4,148.5	4,252.7	4,156.3

Total Client Investment Funds and Deposits	$20,517.1	$19,220.2	$15,881.5

(1) Client Funds invested through SVB Financial Group, maintained at third party financial institutions.

     Client investment fees of $9.6 million increased $0.3 million or 3.0 percent, compared to $9.4 million for the fourth quarter of 2005. This was due to average client directed funds in investments, sweep money market products and assets under management increasing to $15.6 billion during the first quarter of 2006 from $14.5 billion during the fourth quarter of 2005.

Gains on Investment Securities, Net

     Net gains on investment securities were $0.4 million in the first quarter of 2006, compared to net gains of $3.4 million in the fourth quarter of 2005 and net gains of $1.2 million in the first quarter of 2005. The decrease was primarily due to lower gains on distributions from our cost-method venture capital fund investments as well as a decrease in the valuation of one of our venture debt fund investments. As of March 31, 2006, the Company held investments through its managed investment funds, in 332 venture capital funds, 42 companies and 3 venture debt funds.

Noninterest Expense

     Noninterest expense totaled $70.7 million in the first quarter of 2006 and the fourth quarter of 2005. An increase in compensation expense was offset by lower professional service fees. The increase in compensation expense was largely due to the Company’s adoption of SFAS 123 (R), Share-Based Payment, which requires expensing share-based compensation costs for all share-based grants prior to, but not yet vested as of January 1, 2006. The decrease in professional services expense was primarily related to consulting costs incurred during the fourth quarter of 2005 related to the financial restatement.

Income Tax Expense

     The Company's effective tax rate was 43.13 percent for the first quarter of 2006, compared with 39.43 percent for the fourth quarter of 2005. The higher tax rate was primarily attributable to the tax impact of the SFAS 123(R) expense for share-based payments on its overall lower pre-tax income.

Credit Quality

     NPLs totaled $3.9 million, or 0.14 percent of total gross loans, at March 31, 2006 compared to $7.5 million, or 0.26 percent of gross loans, at December 31, 2005 and $13.9 million, or 0.59 percent at March 31, 2005.  The Company’s allowance for loan losses was $36.0 million, or 1.30 percent, of total gross loans and 917.21 percent of NPLs, at March 31, 2006. This compares to $36.8 million, or 1.28 percent, of total gross loans and 487.54 percent of NPLs, at December 31, 2005. At March 31, 2005, the allowance for loan losses totaled $35.7 million, or 1.51 percent of total gross loans and 256.34 percent of NPLs.

The Company realized $3.0 million in gross recoveries and incurred $1.4 million in gross charge-offs during the first quarter of 2006.  This compares to gross loan recoveries of $2.0 million and gross loan charge-offs of $1.9 million in the fourth quarter of 2005.

     The Company’s allowance for unfunded credit commitments was $16.6 million at March 31, 2006, a $0.5 million decrease from the balance at December 31, 2005.

Stock Repurchase Plan and Stockholders’ Equity

The Company repurchased 510,000 shares of its common stock for an aggregate cost of $25.8 million under the stock repurchase program leaving $75.7 million authorized that still may be used to repurchase its common stock under the program as of March 31, 2006. The Company’s trading window closed at the close of business on March 3, 2006. To continue the repurchase program, the Company put into effect a 10b5-1 plan which allows the Company to automatically repurchase a predetermined number of shares per day at the market price on every trading day until the trading window re-opens on May 2, 2006.

On January 19, 2006, the Company’s Board of Directors increased the stock repurchase plan and authorized up to an additional $70.0 million of common stock to be repurchased, which is included in the $75.7 million noted above. The Company may, at its discretion, exercise this additional repurchase authority at any time on or before June 30, 2007 in the open market, through block trades or otherwise, pursuant to applicable securities laws. Depending on market conditions, availability of funds, and other relevant factors, we may begin or suspend repurchases at any time prior to the termination of the repurchase program on June 30, 2007, without any prior notice.

      Stockholders’ equity totaled $586.1 million at March 31, 2006, an increase of $16.8 million compared to $569.3 million at December 31, 2005 and an increase of $59.1 million compared to $527.0 million at March 31, 2005.  Stockholders’ equity increased primarily as a result of quarterly consolidated net income and tax benefits associated with share based payments, partially offset by common stock repurchases, during the first quarter of 2006. Both SVB Financial Group’s and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of March 31, 2006.

Outlook for Second Quarter of 2006

     SVB Financial Group currently expects second quarter 2006 earnings to be between $0.58 and $0.64 per diluted common share. This outlook assumes an increase of 25-basis point in the Federal Funds rate during the second quarter; a modest provision for loan losses; and higher noninterest expense due to compliance related professional services costs compared to the first quarter of 2006.  We also expect slightly lower average loan growth in the second quarter compared to the first quarter, growth in total client funds comparable to the first quarter, and higher noninterest income related to improved net derivative gains compared to the first quarter.  Actual results may differ.

Impact of Convertible Debt on Earnings Per Diluted Common Share

     The Company included the dilutive effect of its $150.0 million zero-coupon, convertible subordinated notes due June 15, 2008 in its EPS calculation using the treasury stock method, in accordance with the provisions of Emerging Issue Task Force (EITF) issue No. 90-19, Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion and Statement of Financial Accounting Standard (SFAS) No. 128, Earnings Per Share. The exposure draft of SFAS No. 128R, if adopted in its proposed form, will require the Company to change its accounting for the calculation of EPS for its contingently convertible debt to the “if-converted” method. Such treatment of the contingently convertible debt would have decreased EPS by $0.04 per diluted common share, or 7.2 percent for the first quarter of 2006.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation, the following:

•                  Projections of the Company’s revenues, income, earnings per share, noninterest, professional service, compliance, compensation and other costs, cash flows, balance sheet, capital expenditures, capital structure or other financial items

•                  Descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions

•                  Statements about the efficacy of the Company’s strategy

•                  Forecasts of venture capital funding levels

•                  Forecasts of future interest rates

•                  Forecasts of expected levels of provisions for loan losses and loan growth and deposits

•                  Forecasts of future economic performance

•                  Forecasts of future prevailing interest rates

•                  Forecasts of future recoveries on currently held investments

•                  Descriptions of assumptions underlying or relating to any of the foregoing

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, and its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•                  Its financial results for the second quarter of 2006

•                  Future performance

•                  Future market interest rates

•                  Future economic conditions

Factors that may cause the second quarter 2006 outlook to change include the following:

•                  Adjustments needed in the closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels or factors affecting them

•                  Changes in the performance or equity valuation of companies in which the Company has invested

•                  Variations from the Company’s expectations as to factors impacting its cost structure

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part I of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2006 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

     On April 27, 2006, the Company will host a conference call at 2:00 p.m. (PST) to discuss the first quarter financial results.  The conference call can be accessed by dialing (800) 540-0559 and referencing the conference ID “7SILICON.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, April 27, 2006, through midnight (PDT), on Saturday, May 27, 2006, by dialing (800) 677-7320. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

     For more than twenty years, SVB Financial Group, formerly Silicon Valley Bancshares, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. More information on the Company can be found at www.svb.com.

SVB FINANCIAL GROUP AND SUBSIDIARIES

 INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended
(Dollars in thousands, except per share amounts)	March 31, 2006	December 31, 2005	March 31, 2005
Interest Income:
Loans	$66,148	$62,696	$47,456
Investment Securities:
Taxable	20,394	20,634	20,745
Non-Taxable	823	853	1,023
Federal Funds Sold Securities Purchased Under Agreement to Resell and Other Short-Term Investments	2,040	2,263	2,959
Total Interest Income	89,405	86,446	72,183

Interest Expense
Deposits	2,325	2,682	2,262
Other Borrowings	3,201	2,755	795
Total Interest Expense	5,526	5,437	3,057

Net Interest Income	83,879	81,009	69,126
(Recovery of) Provision for Loan Losses	(2,474)	1,810	(3,814)
Net Interest Income After Provision for (Recovery of) Loan Losses	86,353	79,199	72,940

Noninterest Income:
Client Investment Fees	9,637	9,354	7,396
Corporate Finance Fees	2,438	7,324	4,814
Letter of Credit and Standby Letter of Credit Income	2,350	2,589	2,370
Deposit Service Charges	2,178	2,488	2,504
Gains on Derivative Instruments, Net	1,753	7,697	4,026
Gains on Investment Securities, Net	413	3,435	1,202
Other	4,632	3,917	3,057
Total Noninterest Income	23,401	36,804	25,369

Noninterest Expense:
Compensation and Benefits (including stock-based compensation expense of $5.9, $1.7 and $1.2, respectively (1))	44,521	41,246	40,268
Professional Services	8,355	11,670	5,070
Net Occupancy	4,205	3,704	4,658
Furniture and Equipment	3,704	3,527	2,719
Business Development and Travel	2,754	3,107	2,090
Correspondent Bank Fees	1,130	1,405	1,221
Data Processing Services	1,128	1,042	1,013
Telephone	907	859	889
(Reduction of) Provision for Unfunded Credit Commitments	(496)	597	(185)
Other	4,480	3,580	3,072
Total Noninterest Expense	70,688	70,737	60,815
Income before Minority Interest in Net Losses (Income) of Consolidated Affiliates and Income Tax Expense	39,066	45,266	37,494
Minority Interest in Net Losses (Income) of Consolidated Affiliates	(244)	(2,928)	441
Income Before Income Taxes	38,822	42,338	37,935
Income Tax Expense	16,743	16,692	14,999
Net Income before Cumulative Effect of Change in Accounting Principle	22,079	25,646	22,936
Cumulative Effect of Change in Accounting Principle, Net of Tax (2)	192	—	—
Net Income	$22,271	$25,646	$22,936

Earnings per Common Share – Basic before Cumulative Effect of Change in Accounting Principle	$0.63	$—	$—
Earnings per Common Share – Diluted Basic before Cumulative Effect of Change in Accounting Principle	$0.57	$—	$—
Earnings per Common Share - Basic	$0.63	$0.74	$0.64
Earnings per Common Share - Diluted	$0.58	$0.67	$0.59

Weighted Average Shares Outstanding – Basic	35,085,991	34,868,175	35,631,788
Weighted Average Shares Outstanding – Diluted	38,447,399	38,247,703	38,765,774

(1)                For the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, respectively (in millions).

(2)                The cumulative effect of change in accounting principle and taxes on previously granted restricted stock for the effects of adopting SFAS No. 123(R) Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and per share amounts)	March 31, 2006	December 31, 2005	March 31, 2005
Assets:
Cash and Due from Banks	$293,022	$286,446	$257,606
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment Securities	256,973	175,652	197,426
Investment Securities	1,944,335	2,037,270	2,108,816
Loans:
Gross Loans	2,777,304	2,863,921	2,357,679
Unearned Income on Loans	(19,324)	(20,568)	(18,132)
Loans, Net of Unearned Income	2,757,980	2,843,353	2,339,547
Allowance for loan losses	(35,982)	(36,785)	(35,698)
Net Loans	2,721,998	2,806,568	2,303,849
Premises and Equipment, Net of Accumulated Depreciation and Amortization	26,922	25,099	16,088
Goodwill	35,638	35,638	35,638
Accrued Interest Receivable and Other Assets	167,380	175,042	150,601
Total Assets	$5,446,268	$5,541,715	$5,070,024

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,998,220	$2,934,278	$2,642,591
Negotiable Order of Withdrawal (NOW)	38,071	39,573	29,320
Money Market	795,216	961,052	1,191,474
Time	316,999	317,827	292,890
Total Deposits	4,148,506	4,252,730	4,156,275
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	289,604	279,464	---
Contingently Convertible Debt	147,810	147,604	146,975
Junior Subordinated Debentures	49,560	48,228	48,706
Other Borrowings	2,574	11	11,915
Other Liabilities	83,731	124,921	94,035
Total Liabilities	4,721,785	4,852,958	4,457,906

Minority Interest in Capital of Consolidated Affiliates	138,365	119,456	85,110

Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	35	35
Additional Paid-In Capital	7,812	8,439	21,088
Retained Earnings	609,764	587,713	522,847
Unearned Compensation	—	(5,792)	(3,995)
Accumulated Other Comprehensive Loss	(31,493)	(21,094)	(12,967)
Total Stockholders’ Equity	586,118	569,301	527,008
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,446,268	$5,541,715	$5,070,024
Capital Ratios:
Total Risk-Based Capital Ratio	15.88%	14.87%	16.34%
Tier 1 Risk-Based Capital Ratio	13.46	12.37	13.00
Tier 1 Leverage Ratio	12.28	11.59	10.99

Other Period-End Statistics:
Loans, Net of Unearned Income-to-Deposits Ratio	66.48%	66.86%	56.29%
Book Value Per Share	$16.54	$16.22	$14.89
Full-Time Equivalent Employees	1,032	1,033	1,037
Common Stock Outstanding	35,446,037	35,103,145	35,391,732

SVB FINANCIAL GROUP AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the three months ended,
	March 31, 2006			December 31, 2005
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment (1)	$196,894	$2,040	4.20%	$232,580	$2,263	3.86%
Investment Securities:
Taxable	1,781,098	20,395	4.64	1,863,862	20,634	4.39
Non-Taxable (2)	74,628	1,265	6.87	77,903	1,312	6.68
Loans:
Commercial	2,240,951	58,565	10.60	2,176,238	55,500	10.12
Real Estate Construction and Term	174,701	2,939	6.82	171,311	2,761	6.39
Consumer and Other	247,796	4,644	7.60	244,416	4,435	7.20
Total Loans, Net of Unearned Income	2,663,448	66,148	10.07	2,591,965	62,696	9.60
Total Interest-Earning Assets	4,716,068	89,848	7.73	4,766,310	86,905	7.23

Cash and Due From Banks	246,486			231,525
Allowance for Loan Losses	(38,036)			(36,090)
Goodwill	35,638			35,638
Other Assets (3)	304,638			306,256
Total Assets	$5,264,794			$5,303,639

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$41,826	41	0.39	$30,732	32	0.41
Regular Money Market Deposits	283,432	535	0.77	331,258	647	0.77
Bonus Money Market Deposits	619,796	1,238	0.81	720,435	1,511	0.83
Time Deposits	313,890	511	0.66	300,152	492	0.65
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	192,292	2,243	4.73	179,806	1,833	4.04
Contingently Convertible Debt	147,705	232	0.64	147,504	233	0.63
Junior Subordinated Debentures	50,190	720	5.82	49,151	680	5.49
Other Borrowings	137	6	17.76	3,955	9	0.90
Total Interest-Bearing Liabilities	1,649,268	5,526	1.36	1,762,993	5,437	1.22
Portion of Noninterest-Bearing Funding Sources	3,066,800			3,003,317
Total Funding Sources	4,716,068	5,526	0.48	4,766,310	5,437	0.45

Noninterest-Bearing Funding Sources:
Demand Deposits	2,802,607			2,754,465
Other Liabilities	119,469			119,267
Minority Interest in Capital of Consolidated Affiliates	120,808			111,190
Stockholders’ Equity	572,642			555,724
Portion Used to Fund Interest-Earning Assets	(3,066,800)			(3,003,317)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,264,794			$5,303,639

Net Interest Income and Margin		$84,322	7.25%		$81,468	6.78%

Total Deposits	$4,061,551			$4,137,042

Other Statistics:
Average Stockholders’ Equity as a Percentage of Average Assets			10.88%			10.48%

(1)                Includes average interest-bearing deposits in other financial institutions of $27.8 million and $25.6 million for the first quarter of 2006 and fourth quarter of 2005, respectively.

(2)                Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2005. The tax equivalent adjustments were $0.4 million and $0.5 million for the first quarter of 2006 and fourth quarter of 2005, respectively.

(3)                Average equity investments of $165.7 million and $168.9 million for the first quarter of 2006 and fourth quarter of 2005, respectively, were reclassified to other assets as they were noninterest-yielding.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CREDIT QUALITY

(Unaudited)

(Dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005

Nonperforming Loans:
Loans Past Due 90 Days or More	$—	$1,046	$566
Nonaccrual Loans	3,923	6,499	13,360
Total Nonperforming Loans	3,923	7,545	13,926
Other Real Estate Owned	5,949	6,255	—
Total Nonperforming Assets	$9,872	$13,800	$13,926

Nonperforming Loans as a Percentage of Total Gross Loans	0.14%	0.26%	0.59%
Nonperforming Assets as a Percentage of Total Assets	0.18%	0.25%	0.27%

Allowance for Loan Losses	$35,982	$36,785	$35,698
As a Percentage of Total Gross Loans	1.30%	1.28%	1.51%
As a Percentage of Nonperforming Loans	917.21%	487.54%	256.34%
Allowance For Unfunded Credit Commitments	$16,618	$17,115	$16,002
Total Gross Loans	$2,777,304	$2,863,921	$2,357,679